NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 28, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on August 16, 2006. Each Income Prides originally consisted of a purchase contract and a $25 principal amount of senior notes. The senior notes were successfully remarketed as described in the prospectus supplement, and the applicable ownership interest in a Treasury portfolio of zero-coupon U.S. Treasury securities replaced the senior notes as a component of each Income Prides and was pledged to AmerUs Group Co. to secure the holder's obligation under the purchase contract. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 16, 2006.